Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Viveve Medical, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered (1)	Proposed maximum offering price per unit	Maximum aggregate offering price (1) (2)		Fee rate	Amount of registration fee (1)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	-	-	$		0.00011020	$
Fees to Be Paid	Equity	Series D Preferred Stock, par value $0.0001 per share	Other	-	-		-	-		-
Fees to Be Paid	Equity	Common Stock issuable upon conversion of Series D Preferred Stock (3)		-	-		-	-		-
Fees Previously Paid	—	—	—	—	—		—			—
Carry Forward Securities	—	—	—	—			—
	Total Offering Amounts						$10,000,000.00			$1,102.00
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$1,102.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(3)	No registration fee required pursuant to Rule 457(i).